Exhibit 99.3

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Guided Therapeutics Partners with Three Firms to Distribute LuViva® Advanced

Cervical Scan in Six European Territories

NORCROSS, GA (March 27, 2012) – Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) today announced that it has signed definitive agreements with leading healthcare companies granting exclusive distribution rights for LuViva® Advanced Cervical Scan to Fannin, plc in Ireland, Elswood Medical Innovation in Belgium, The Netherlands, Luxembourg (Benelux), and in the Czech Republic and Slovakia via a sub-distributor, APTUM a.s.

The agreements are for three years and initial shipments are currently anticipated in the second half of 2012, after receiving CE mark approval. A formal launch is expected to begin shortly thereafter. Guided Therapeutics has preliminary or definitive agreements with distributors in more than 20 countries.

“Fannin is one of Ireland’s oldest and most prestigious companies and we are pleased to partner with them to deliver innovation to the Irish medical market,” said Mark L. Faupel, Ph.D., CEO and president of Guided Therapeutics, Inc. “We’ve had a long-standing relationship with Elswood’s management and believe that their plan for introducing LuViva to the important Benelux market, will drive ongoing sales of disposables. The Czech Republic presents a tremendous growth opportunity for new medical technology and APTUM is on the forefront of bringing these advancements to the Czech and Slovak markets.”

Each year in the Benelux region, Ireland, Czech Republic and Slovakia, an estimated 5.3 million women undergo Pap test screening for cervical cancer, with as many as 1,008,695 receiving an abnormal Pap result. These women are then scheduled for a follow-up examination that could include additional lab tests or a colposcopic exam of the cervix which, in many cases, includes a biopsy of the cervix. Based on its clinical trial results, LuViva could eliminate approximately 40 percent of unnecessary follow-up procedures and could identify serious cervical disease up to two years earlier than the standard of care.

About Fannin Ltd

Established in 1829, Fannin Ltd is Ireland's leading and longest standing medical company. With market-leading presence within the diagnostic, critical care, medical surgical and specialized pharmaceutical arenas, Fannin has built significant loyalty and partnerships within the Irish and UK medical communities.

About Elswood Group BV

The Elswood Group BV is a company committed to introducing medical innovations from the US into Europe, especially in the field of women’s health care. Elswood Group successfully introduced Breast Biopsy Systems using RF Technology and Accelerated Partial Breast Irradiation applicators through-out Europe utilizing both direct sales operations and an intensive network of qualified distributors.

About APTUM, a.s.

With three locations, APTUM, Inc. is a medical supply distributor that offers specialized and consumer medical materials from leading world and domestic producers to the entire medical community in the Czech Republic and Slovakia. Utilizing the expertise and professionalism of their qualified staff, APTUM prides itself on providing a strong portfolio of innovative products and excellent service to the Czech and Slovak markets.

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and uses spectroscopy to measure how light interacts with the cervical tissue. Spectroscopy identifies chemical and structural indicators of precancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which eliminates costly, painful and unnecessary testing. LuViva is designed for use with women who have undergone initial screening and are called back for follow up with a colposcopy examination, which in many cases, involves taking a biopsy of the cervix. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The company’s first planned product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use.

LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and subsequent quarterly reports.

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Contacts:

Investors: Alison Ziegler, Cameron Associates, 212-554-5469

Bill Wells, Guided Therapeutics, 770-242-8723 Ext. 241